Exhibit 99.1

Contact:

Angie Langer

alanger@sajan.com

715-426-9505

Alexander H. Danzberger, Jr.

alex@danzberger.com

952-212-9373

Sajan Shareholders Approve the Proposed Merger with MathStar Subsidiary

HILLSBORO, Oregon and RIVER FALLS, Wisconsin, February 8, 2010 — MathStar, Inc. (MATH.PK) (“MathStar”) and Sajan, Inc., a Minnesota corporation (“Sajan”), jointly announced today that at a special meeting of shareholders held on February 8, 2010, Sajan’s shareholders voted to approve the proposed merger of Sajan with Garuda Acquisition, LLC, a Delaware limited liability company and a wholly-owned subsidiary of MathStar (the “Sub”).

As previously announced, on January 8, 2010, MathStar, Sajan, the Sub, and Thomas Magne, solely in his capacity as agent for the holders of common stock of Sajan, entered into an Agreement and Plan of Merger, which provides that Sajan will merge with and into the Sub, with the Sub surviving the merger as a wholly-owned subsidiary of MathStar.

“We are pleased that our shareholders have approved the merger,” stated Shannon Zimmerman, Chairman and Chief Executive Officer of Sajan.  “We believe that this merger, when completed, will provide Sajan with the platform and capital to grow our business of providing superior on-demand language translation technology and services to clients around the globe.”

MathStar and Sajan are working toward completing the merger transaction as soon as practicable, and expect that the transaction will close during the first quarter of 2010.

Statements in this press release, other than historical information, may be “forward-looking” in nature and are subject to various risks, uncertainties and assumptions.  These statements are based on management’s current expectations, estimates and projections about MathStar and include, but are not limited to, those set forth in the section of MathStar’s Annual Report on Form 10-K for the year ended December 31, 2008 filed with the Securities and Exchange Commission on March 31, 2009 under the heading “Item 1A. Risk Factors” and in its Quarterly Report on Form 10-Q for the quarters ended March 31, 2009, June 30, 2009 and September 30, 2009.  Except as may be required by law, MathStar undertakes no obligation to update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.

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